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                                                                    EXHIBIT 23.9


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this joint proxy statement/prospectus of our report dated March 1, 2001, on our audits of the consolidated balance sheets of Equilon Enterprises LLC as of December 31, 2000 and 1999, and the related statements of consolidated income, owners' equity and cash flows for each of the years in the three-year period ended December 31, 2000, included in the Annual Report on Form 10-K (amended by Form 10-K/A filed on May 18, 2001) of Texaco Inc. for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in this joint proxy statement/prospectus.



/s/ PricewaterhouseCoopers LLP                         /s/ Arthur Andersen LLP
Houston, Texas                                         Houston, Texas
August 23, 2001                                        August 23, 2001